Exhibit 99.1

Contact: Michael Umana Chief Finanical Officer (781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (217) 285-4969

LOJACK CORP. REPORTS SECOND QUARTER RESULTS; UPDATES 2008 GUIDANCE

Westwood, MA. August 6 –  LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the second quarter ended June 30, 2008 declined to $51.4 million from $58.2 million in the prior year. For the six months ended June 30, 2008 revenue declined to $97.6 million from $112.3 million in the prior year.

Net income for the second quarter declined to $1.0 million, or $0.06 per fully diluted share, from $6.7 million, or $0.35 per fully diluted share, for the same quarter a year ago. For the six months ended June 30, 2008, net income declined to $2.0 million, or $0.11 per fully diluted share, from $12.8 million, or $0.67 per fully diluted share in 2007.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer, said, “International volume and revenue grew 7% during the quarter, while our domestic business was again impacted by the further deterioration in the broader domestic auto market in the second quarter.  Based on the disappointing results in the broader market during the quarter, industry estimates for new vehicle sales for the year have been adjusted down to approximately 14 million new vehicles from the 15 million expected at the end of the first quarter and almost 16 million vehicles forecast at the start of the year. In this increasingly difficult economic market, we remain focused on managing our business to mitigate these current challenges, while we continue to position LoJack for long term growth.”

    Gross margin dollars for the second quarter declined to $27.3 million from $33.7 million in the prior year, while gross margin as a percentage of revenue was 53% for the quarter, compared to 58% in 2007.  For the six months ended June 30, 2008 gross margin dollars declined to $51.1 million from $63.4 million in the prior year, while gross margin as a percentage of revenue was 52% for the six months ended June 30, 2008, compared to 56% in 2007.

Mr. Riley said, “While both gross margin percentage and dollars increased sequentially from the first quarter of this year, our overall gross margin dollars declined 19% in the second quarter, compared to a record second quarter in 2007. This decline was primarily related to the decline in domestic auto unit volume and $0.5 million impact of the accounting for Absolute Software warrants in the quarter.”

Domestic revenue in the second quarter declined to $32.6 million from $40.5 million in the prior year on a 16% decline in unit volume. Domestic gross margin dollars declined to $17.8 million from $24.1 million in 2007 and gross margin as a percentage of revenue was 55% compared to 60% in the prior year.

Mr. Riley said, “Increasingly lower domestic consumer confidence due to record gas prices, high consumer debt, falling home values and tighter credit, continues in large part to have a significant negative impact on the sale of new vehicles and related aftermarket products like LoJack’s. The challenges we face are not specific to LoJack, but rather widespread in the domestic auto industry. We are tightly managing our operating expenses to align more closely with changing auto market expectations.”

International revenue in the second quarter increased to $13.3 million from $12.4 million in the prior year, on a 7% increase in unit volume. International gross margin dollars increased to $7.1 million from $6.9 million in the second quarter of 2007 and gross margin as a percentage of revenue was 53%, compared to 56% in the prior year.

Mr. Riley said, “Our international unit volume increase in the second quarter was in line with our expectations. Our performance was largely driven by the success of several licensees in Latin America and Africa. We expect that international unit volume will reflect a double-digit increase in the second half of the year, which should partially offset the impact of the decline in our domestic business.”

Revenue for the second quarter at Boomerang Tracking was $5.2 million, in line with the results in 2007, primarily as a result of currency exchange rates. Gross margin as a percentage of revenue was 43% for the quarter compared to 50% in the prior year due to the ongoing costs of the transition from analog to digital technology.

Mr. Riley said, “During the second quarter, the Canadian auto market experienced a shift in mix away from Boomerang’s primary historical sales base to smaller, more fuel efficient cars.  In this very difficult marketplace, Boomerang continues to focus on the government mandated  transition from analog to digital technology, while managing the challenges of customer retention in a new market dynamic.

“The challenges in the domestic auto market reinforce the need to continue our efforts to diversify LoJack’s business. In July of this year, we invested an additional $1.8 million in the growing cargo market with SC-Integrity and in the process increased our ownership position to approximately 60%. Along with the two other primary investors, we have been encouraged by the continued progress in developing this market. The new cargo business is now generating recurring revenue from several well known customers.

The additional investment was led by the original group of investors. The new price per share in this investment round was lower than that paid in connection with our initial investment. As such, accounting convention required that we recognize a non-cash, after tax charge of approximately $0.8 million or $0.04 per diluted share on our initial investment. In our view, the deal price is a reflection more of the difficulty a small startup with little working capital has seeking investment in the current capital markets than of the potential of the business. As both strategic investors and majority shareholders, we believe SC-Integrity is much more valuable to LoJack than the value associated with the recent investment. We continue to believe the cargo security market has significant potential.

“Additionally, in April we acquired certain assets of Locator Systems, which designs, manufactures, markets and sells products to help police locate and rescue missing persons with Alzheimer’s, Autism and other similar disabilities. We expect this acquisition will enable us to leverage our technological expertise and relationships with law enforcement to provide a comprehensive solution to the growing problem of people at risk. Today, in America there are more than five million people with Alzheimer’s disease and almost two million people with Autism or Down syndrome.

“We now expect revenue to be between $203 million and $208 million for the year, net income to be between $11 million and $12 million, earnings per fully diluted share to be between $0.62 and $0.67, and gross margin as a percentage of revenue to be approximately 54% for the year, computed in accordance with generally accepted accounting principles (“GAAP”). Our estimate for earnings per fully diluted share includes the non-cash charge of $0.04 per fully diluted share related to our investment in SC-Integrity.

“It is important to note that our outlook for the second half of the year is stronger than our financial performance in the first half, based on anticipated double-digit growth in our international business in the second half, slightly smaller declines in our domestic unit sales and proactive management of our operating spending during the second half of the year. The results also reflect our continued investments in our strategic programs to diversify our business and provide long term growth.”

In February of 2008, the LoJack Board of Directors authorized the repurchase of 1,000,000 shares under 10b5-1 trading plans. The Board also authorized additional stock repurchases up to 2,000,000, for a total repurchase authority of 3,000,000 shares. During the second quarter of 2008, the company repurchased approximately 833,697 shares at an average price of approximately $9.63 per share.  During the six months ended June 30, 2008, the company repurchased approximately 1,318,222 shares at an average price of approximately $10.83 per share.  As of June 30, 2008, the company had no outstanding repurchase authorities under 10b5-1 trading plans and 1,681,778 available for other repurchases.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets. The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion worldwide in stolen LoJack-equipped assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, Wednesday, August 6, 2008, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended June 30,
	2008	2007
	(unaudited)

Revenues	$51.4	$58.2

Cost of goods sold	24.1	24.5

Gross margin	27.3	33.7

Costs and expenses:
Product development	1.8	1.5
Sales & marketing	13.3	12.6
General and administrative	8.0	7.8
Depreciation and amortization	2.0	1.9
Total	25.1	23.8

Operating income	2.2	9.9

Other income (expense):
Interest income	0.5	0.6
Interest expense	(0.4)	(0.3)
Equity loss in affiliate	(1.1)	(0.2)
Other	0.1	0.3
Total	(0.9)	0.4

Income before provision for income taxes	1.3	10.3
Provision for income taxes	0.3	3.6
Net income	$1.0	$6.7

Diluted earnings per share	$0.06	$0.35
Weighted average diluted common
shares outstanding	17,669,391	19,048,991

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Six Months Ended June 30,
	2008	2007
	(unaudited)

Revenues	$97.6	$112.3

Cost of goods sold	46.5	48.9

Gross margin	51.1	63.4

Costs and expenses:
Product development	3.6	2.9
Sales & marketing	24.3	22.9
General and administrative	16.2	15.4
Depreciation and amortization	3.8	3.6
Total	47.9	44.8

Operating income	3.2	18.6

Other income (expense):
Interest income	1.1	1.0
Interest expense	(0.7)	(0.5)
Equity loss in affiliate	(1.2)	(0.3)
Other	0.3	0.6
Total	(0.5)	0.8

Income before provision for income taxes	2.7	19.4
Provision for income taxes	0.7	6.6
Net income	$2.0	$12.8

Diluted earnings per share	$0.11	$0.67
Weighted average diluted common
shares outstanding	18,028,369	19,105,324

LoJack Corporation
Condensed Balance Sheets
(in millions, except share and per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)

Assets
Current Assets:
Cash and equivalents	$58.6	$56.6
Short-term investments	--	14.7
Accounts receivable, net	43.2	40.0
Inventories	16.1	14.8
Prepaid expenses and other	3.6	3.5
Prepaid income taxes	0.1	0.1
Deferred income taxes	6.0	5.5
Total current assets	127.6	135.2

Property and equipment, net	22.1	23.4
Deferred income taxes	8.5	8.5
Intangible assets, net	2.9	3.1
Goodwill	53.9	55.0
Other assets	24.6	20.6
Total	$239.6	$245.8

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$3.1	$-
Accounts payable	10.7	7.6
Accrued and other liabilities	6.2	7.3
Current portion of deferred revenue	24.9	25.3
Accrued compensation	5.5	7.3
Total current liabilities	50.4	47.5

Long term debt	25.7	26.5
Deferred revenue	41.2	37.6
Deferred income taxes	1.0	1.1
Other accrued liabilities	2.1	2.1
Accrued compensation	2.4	2.7
Total liabilities	122.8	117.5

Commitments & Contingent Liabilities	--	--

Minority interest	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	13.0	25.7
Accumulated & other comp. inc.	8.4	9.2
Retained earnings	95.2	93.2
Total stockholders’ equity	116.8	128.3
Total	$239.6	$245.8

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.